McKESSON WILL RECORD $80 MILLION CREDIT TO INCOME TAX EXPENSE RELATED TO TAX DEDUCTIBILITY OF
SECURITIES CLASS ACTION SETTLEMENT

SAN FRANCISCO, September 11, 2006 – McKesson Corporation (NYSE: MCK) today reported that the company will record a credit to income tax expense of $80 million in its quarter ended September 30th, 2006, based on receiving a private letter ruling from the U.S. Internal Revenue Service (IRS) holding that the company’s payment of approximately $960 million to settle the consolidated securities class action, In re McKesson HBOC, Inc. Securities Litigation (N.D. Cal. Case No. C-99-20743-RMW), is fully tax-deductible. McKesson established tax reserves to reflect the lack of certainty regarding the tax deductibility of settlement amounts paid in the consolidated securities class action and related litigation. The company believes that the IRS ruling makes it appropriate to reverse $80 million of these reserves, resulting in a credit to income tax expense in McKesson’s financial statements in the quarter ending September 30, 2006.

About McKesson

McKesson Corporation (NYSE: MCK) is a Fortune 16 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 173-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

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Contact
Investors and Financial Press
Larry Kurtz (415) 983-8418
larry.kurtz@mckesson.com

Business and Trade Media
James Larkin (415) 983-8736
james.larkin@mckesson.com